Exhibit 99.1

Important Notice to Directors and Executive Officers of

Fortune Brands, Inc.

Concerning Sarbanes-Oxley Act Insider Trading Restrictions

September 2, 2011

As you are aware, on October 3, 2011, Fortune Brands, Inc. (the “Company”) will spinoff Fortune Brands Home & Security, Inc. (“FBHS”) and, following the spin-off, the Company will change its name to Beam Inc. As a result of the spin-off, the Fortune Brands Retirement Savings Plan and the Fortune Brands Hourly Employee Retirement Savings Plan will continue to hold shares of Company common stock and will also hold shares of FBHS common stock. In addition, effective October 4, 2011, a new plan, to be called the Fortune Brands Home & Security Retirement Savings Plan, will be established for employees of FBHS and its affiliates, and those employees’ accounts under the Fortune Brands Retirement Savings Plan will be transferred to this new plan.

In connection with the spin-off, participants and beneficiaries in all three of these plans (individually, a “Plan” and collectively, the “Plans”) temporarily will be unable to transfer any portion of their account balances either into or out of the Company or FBHS company stock funds available under the Plans. Moreover, Plan participants and beneficiaries with all or a portion of their account balances invested in these stock funds will be temporarily unable to receive a loan or distribution of that portion of their account balances.

This short-term period during which Plan participants and beneficiaries will be unable to exercise these rights will qualify as a “blackout period” under the Sarbanes-Oxley Act, and therefore will require us also to prohibit the Company’s directors and executive officers from trading in common stock and other equity securities of the Company or FBHS during this period.

The blackout period is expected to begin at the close of business on September 28, 2011 and to end on or before October 7, 2011. During this period, you can determine whether the blackout period has started or ended by calling Lauren Tashma at (847) 484-4443.

During the blackout period you will not be permitted to purchase, sell or otherwise acquire or transfer, directly or indirectly, any shares of Company or FBHS common stock or any other equity securities of the Company or FBHS to the extent those shares or equity securities are, or were, acquired in connection with your service or employment as a director or executive officer of the Company (with certain narrow exceptions). For example, you will be prohibited from:

•	transferring your own Plan account into or out of Company or FBHS common stock,

Fortune Brands, Inc., 520 Lake Cook Road, Deerfield, IL 60015-5611    Tel: 847-484-4400

•	buying or selling shares of Company or FBHS common stock on the open market, and

•	exercising Company or FBHS stock options.

In addition, you are subject to the Company’s policies on “Short Swing” profit recovery under Section 16 and insider trading as set forth in memos previously provided to you.

If you engage in a transaction that violates these rules, you may be required to disgorge any profits realized from such transaction and you will be subject to civil and criminal penalties. Accordingly, we strongly urge you to refrain from, directly or indirectly, engaging in such transactions during the blackout period.

If you have any questions concerning this notice or whether certain transactions are subject to this prohibition, you should contact Lauren Tashma at Fortune Brands, Inc., 520 Lake Cook Road, Deerfield, IL 60015, (847) 484-4443.

Fortune Brands, Inc., 520 Lake Cook Road, Deerfield, IL 60015-5611    Tel: 847-484-4400